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Exhibit 99.6

SPECIAL NOTICE TO RECORD HOLDERS OF
FIRST COMMUNITY BANCORP
COMMON STOCK
WHOSE ADDRESSES ARE OUTSIDE THE UNITED STATES AND CANADA

Dear Shareholders:

    This letter is being distributed to all holders of record of common stock, without par value (the "Common Stock"), of First Community Bancorp (the "Company") as of the close of business on December 17, 2001 (the "Record Date"), with addresses outside the United States and Canada or who have an APO or FPO address. We are enclosing with this letter a Prospectus dated December   , 2001, and related instructions and forms relating to the distribution of rights ("Rights") to acquire Common Stock at a subscription price of $19.25 per share for each share of the Common Stock. Please review these documents for a description of the rights offering and related information, including matters relating to rights held by foreign stockholders set forth under "Rights Offering—Foreign and Certain Other Shareholders" in the Prospectus.

    The Rights are evidenced by Subscription Warrants issued to the record holders. We are not mailing Subscription Warrants to stockholders having addresses outside the United States or Canada or who have an APO or FPO address. Instead, these forms are being held on behalf of these stockholders by U.S. Stock Transfer Corporation, our Subscription Agent.

    If you wish to exercise your Rights in whole or in part, you must notify U.S. Stock Transfer Corporation. Full payment of the subscription price for the Rights you choose to exercise must be received no later than 11:00 AM, Pacific time, on January 18, 2002. You must also follow the payment and other procedures and instructions described in the enclosed documents.

    PLEASE DIRECT QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING TO THE SHAREHOLDER RELATIONS DEPARTMENT OF U.S. STOCK TRANSFER CORPORATION IN ITS CAPACITY AS INFORMATION AGENT, TELEPHONE NUMBER (818) 502-1404.

Very truly yours,
FIRST COMMUNITY BANCORP

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SPECIAL NOTICE TO RECORD HOLDERS OF FIRST COMMUNITY BANCORP COMMON STOCK WHOSE ADDRESSES ARE OUTSIDE THE UNITED STATES AND CANADA